EXHIBIT 10.64

LIFE INSURANCE
ENDORSEMENT METHOD SPLIT DOLLAR PLAN
AGREEMENT

Insurer:        Tennessee Farmers

Policy Number:    BK0286377

Bank:            Wilson Bank & Trust

Insured:         CLARK OAKLEY

Relationship of Insured to Bank:    Executive

The respective rights and duties of the Bank and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:

This Agreement shall constitute the entire agreement of the parties pertaining to this particular Life Insurance Endorsement Method Split Dollar Plan Agreement.

The purpose of this Agreement is to retain and reward the Executive who is a member of a group of certain management and highly compensated employees of the Bank who have contributed to the Bank’s success and are expected to continue to contribute to such success in the future. As a result, the Agreement is deemed to cover certain employees of the Bank who are members of a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Bank shall have the authority to take any and all actions necessary or desirable in order for this Agreement to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for employees who are members of a select group of management or highly compensated employees. This Plan is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as a non-equity death benefit.

I.	DEFINITIONS

Refer to the policy contract for the definition of all terms in this Agreement.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside solely in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Split Dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement. The Bank shall own all rights to any dividends declared under the policy.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and VIII herein, the division of the death proceeds of the policy is as follows:

A.
Upon the death of the Insured while employed by the Bank, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to one hundred percent (100%) of the net-at-risk insurance portion of the proceeds. Notwithstanding the foregoing, or any other provision of this Agreement, upon the death of the Insured subsequent to a termination of service (except in the case of the Insured’s assumption of the Agreement pursuant to Section VIII herein), all proceeds (including any death benefit) payable hereunder shall be retained by the Bank and neither the Insured nor their beneficiary(ies) shall have any rights regarding the proceeds under this Agreement. The net-at-risk insurance portion is the total proceeds less the cash value of the policy.

B.	The Bank shall be entitled to the remainder of such proceeds.

C.
The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be. The Insured shall have no right to any portion of the cash surrender value of the policy. Specifically, the Insured shall have no right to make a withdrawal from the policy, borrow from or against the policy, totally or partially surrender the policy, nor to anticipate, assign, alienate, pledge or otherwise encumber the cash surrender value of the policy.

VIII.	TERMINATION OF AGREEMENT

This Agreement shall terminate upon the occurrence of any one of the following:

A.	The Insured shall terminate employment with the Bank for any reason; or

B.	Surrender, lapse, or other termination of the policy by the Bank.

Upon such termination, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment referred to hereinabove shall be the greater of:

A.	The Bank’s share of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

B.	The amount of the premiums that have been paid by the Bank prior to the date of such assignment.

If, within said fifteen (15) day period, the Insured fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate and the Insured (or assignee) agrees that all of the Insured’s rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured’s option to receive an absolute assignment of the policy as set forth herein.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

IX.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

X.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XI.	ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of ERISA:

A.	Named Fiduciary and Plan Administrator.

The ‘‘Named Fiduciary and Plan Administrator” of this Endorsement Method Split Dollar Agreement shall be Wilson Bank & Trust until its resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Funding Policy.

The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

C.	Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.	Claim Procedures.

Claim forms or claim information as to the subject policy can be obtained by contacting Lisa Pominski (615-443-6612). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the Named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

Notwithstanding the foregoing, the Bank shall make all determinations in its sole discretion as to the right of the Insured to a benefit under this Agreement. Any denial by the Bank of a claim for benefits under this Agreement by a claimant shall be stated in writing by the Bank and delivered or mailed to the claimant within a reasonable period of time but not later than ninety (90) days after receipt by the Bank of his claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice thereof shall be provided to the claimant before the end of this ninety (90) day period which shall indicate the special circumstances requiring the extension and the date by which the Bank expects to render a decision. In no event shall the extension exceed ninety (90) days from the end of the initial ninety (90) day period.

If a claim for benefits under this Agreement is wholly or partially denied, the Bank shall notify the claimant of the denial of the claim in writing, delivered in person or mailed by first class mail to the claimant’s last known address. Such notice of denial shall contain:

(a)    the specific reason or reasons for denial of the claim;

(b)	a reference to the relevant provisions of the Agreement upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)    an explanation of the Agreement’s claim review procedure.

If no such notice is provided, and if the claim has not been granted within the time specified above for approval of the claim, the claim shall be deemed denied and subject to review as described below.

Any claimant or authorized representative of the claimant whose claim for benefits under this Agreement has been denied or deemed denied, in whole or in part, may upon written notice delivered to the Committee request a review of such denial of benefits. Such claimant shall have sixty (60) days from the date the claim is deemed denied, or sixty (60) days from receipt of the notice denying the claim, as the case may be, in which to request such a review. The claimant’s notice must specify the relief requested and the reason the claimant believes the denial should be reversed. In pursuing his appeal, the claimant will be permitted to submit written comments, documents, records, or other relevant information relating to his claim. In addition, the claimant will be provided, upon receipt and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim.

A secondary reviewer named by the Bank will conduct the review of any appeal. This review will take into account all information submitted by the claimant regarding his claim, regardless of whether or not such information was submitted or considered in the initial decision. A decision regarding such review will be made within a reasonable period of time but not later than sixty (60) days after receipt of the claimant’s appeal, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice thereof shall be provided to the claimant before the end of this sixty (60) day period which shall indicate the special circumstances requiring the extension and the date by which the Bank expects to render the final decision. In no event shall the extension exceed sixty (60) days from the end of the initial sixty (60) day period.

If the claimant’s appeal is denied in whole or in part, the claimant will receive a written notification of the denial which will include (i) the specific reasons for the denial, (ii) reference to the specific provisions of the Agreement upon which the denial was based, and (iii) a statement of the claimant’s right to bring an action under ERISA. The interpretations, determinations, and decisions of the Bank shall be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Section XI. All claim determinations under this Section XI shall be made in accordance with Department of Labor Regulations 2560.503-1.

XII.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIII.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

XIV.	CHANGE OF CONTROL

Change of Control shall be deemed to be the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank from the date of this Agreement. For purposes of this Agreement, transfers on account of death or gifts, transfers between family members, or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change of Control. Upon a Change of Control, the Insured shall become one hundred percent (100%) vested in the benefits the Insured is entitled to hereunder, subject to the termination of the Insured’s rights upon his or her termination of employment as provided in Section VI.A.

XV.	AMENDMENT OR REVOCATION

It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.

XVI.	EFFECTIVE DATE

The Effective Date of this Agreement shall be November 23, 2012.

XVII.	SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XVIII.	APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of Tennessee.

[Signatures appear on the following page]

Executed at Lebanon, Tennessee this 23rd day of November, 2012.

WILSON BANK & TRUST
Lebanon, Tennessee

/s/ Lisa Pominski	By:	/s/ Elmer Richerson, President
Witness		Title

/s/ Gary Whitaker		/s/ Clark Oakley
Witness		CLARK OAKLEY

BENEFICIARY DESIGNATION FORM
FOR LIFE INSURANCE ENDORSEMENT METHOD
SPLIT DOLLAR PLAN AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Life Insurance Endorsement Method Split Dollar Plan Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

/s/ Clark Oakley	11-23-2012
CLARK OAKLEY	Date